UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

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INTEVAC, INC.

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FOR IMMEDIATE RELEASE

INTEVAC SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote WHITE Proxy Card Today “FOR ALL” Intevac Director Nominees

SANTA CLARA, Calif., April 21, 2014 – Intevac, Inc. (NASDAQ: IVAC) today announced that it has mailed a letter to stockholders in connection with the Company’s 2014 Annual Meeting of Stockholders, to be held on May 14, 2014.

The full text of the letter follows:

April 21, 2014

Dear Fellow Intevac Stockholder:

At Intevac’s 2014 Annual Meeting of Stockholders, you will be asked to make an important decision regarding your company’s future. We urge you to protect the value of your investment in Intevac by voting the enclosed WHITE proxy card today FOR Intevac’s eight highly qualified and experienced director nominees: Norman H. Pond, Wendell T. Blonigan, Matthew A. Drapkin, David S. Dury, Stanley J. Hill, Thomas M. Rohrs, John F. Schaefer and Ping Yang.

Voce Catalyst Partners LP (“VCP”), which is affiliated with Voce Capital LLC and Voce Capital Management LLC (together with VCP, “Voce Capital”), an activist hedge fund founded in 2009 and with approximately $2.4 million in total funds under management,1 has disclosed an ownership of about half of a percent (~0.5%) of Intevac’s outstanding common stock. Voce is trying to oust three experienced and integral members of your Board and replace them with nominees of their own, all of which, on paper, appear to be unqualified to represent your interests and serve on Intevac’s Board. Based on publicly available information, each of them has no relevant experience, and no apparent skills that could add value to the current composition of the Board.

From our interactions with Voce, particularly with Mr. Plants, we believe they are pursuing a short sighted and ill-conceived agenda to the detriment of all Intevac stockholders. That agenda, which we believe would destroy value, is a quick break-up of the company and a liquidation of its businesses and balance sheet. That being said, as discussed further below, we offered to interview Mr. Lash and Mr. Giles with an open mind to see if these individuals could add to the skills and experience represented on our Board. We are always open to strengthening the stewardship of your Company, however, each and every time we offered to interview these individuals, we encountered untenable roadblocks from Voce Capital.

Your Board unanimously recommends that stockholders vote “FOR” all eight of Intevac’s director nominees today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please vote all WHITE proxy cards that you receive. Your vote is important no matter how many or how few shares you own. We urge stockholders to discard any GOLD proxy cards and other materials you may receive from Voce Capital.

[1]	Voce Capital Management LLC, Securities and Exchange Commission Form ADV, 01/03/2011

REJECT VOCE CAPITAL’S RISKY PLATFORM –

IT COULD SERIOUSLY HARM YOUR COMPANY

Voce Capital is a wolf in sheep’s clothing, and is advocating a highly risky fire sale of Intevac’s Photonics business and a value-destroying exit of Intevac’s entire solar equipment business. This “roll the dice” strategy is inappropriate unsupported by any facts and simply makes no sense given our current momentum. Perhaps if Voce Capital had taken the time to learn a bit more about our business, they would have realized the inherent flaws in their approach. Unfortunately, that does not appear to be the case. In particular, the plan Voce Capital is advocating would effectively lock in losses, surrender the future upside of stockholders’ investment and ignores the tangible progress Intevac has made.

•	A sale of our Photonics business at this time is NOT in stockholders’ best interests. We are building a successful Photonics business and our progress speaks for itself. We recently received our largest single Photonics contract award, worth $27 million, to supply digital night vision cameras for the U.S. Army’s Apache helicopters, as a prime contractor. As a result, our business profitability is increasing, we have a multi-year program opportunity pipeline of $350 million, and we are well positioned to grow Photonics revenue by approximately 25% in 2014 alone – trends we expect to continue over the next three to five years. Given this positive momentum, it makes no sense to sell our Photonics business at this time. To do so would deprive the Company’s stockholders from realizing a full return on their investments.

•	An immediate exit of our solar equipment business is NOT a viable strategy. We have adjusted our investment in solar technology and are enhancing our product strategy for our core sputter equipment to address other thin film deposition applications and markets. This improved strategy reflects the current and future opportunities in solar equipment and will allow Intevac to expand the markets we serve within the cost structure we have in place today. Exiting this business as demanded by Voce Capital would erase the progress we have made in our equipment growth strategy and eliminate the option value in the business.

VOCE CAPITAL’S UNQUALIFIED NOMINEES WOULD DETRACT FROM INTEVAC’S BOARD

There are numerous “red flags” around the Voce Capital nominees. At Intevac, we expect Board members to contribute meaningfully to the Company and its strategic direction. Although Voce Capital has refused to allow Intevac to interview any of its nominees, we have reviewed the credentials of their nominees based on publicly available information. Your Board has a number of concerns regarding their qualifications to serve on your Board. We believe stockholders should question how the addition of Voce Capital’s nominees to your Board would improve the value of your investment in Intevac.

•	J. Daniel Plants has no relevant experience – in our core industry, our growth areas, or even as a public company board member. He is advocating ill-conceived suggestions that the Intevac Board believes would damage the Company and impair stockholder value. We question how someone with no experience working in a corporation can make thoughtful operational proposals. In fact, he apparently has no experience beyond targeting companies for his hedge fund and sending letters, which are simply designed to further publicize himself and his fund. In addition, Plants has a questionable professional history, including sporadic employment terms – two of which culminated with his initiation of litigation. All-in-all, we respectfully believe your Company deserves better.

•	Joseph V. Lash, a corporate advisor and investor, also has no experience in any of the industries in which Intevac operates or any other pertinent industries. Mr. Lash’s primary background is in mergers and acquisitions advisory work. We know little else about Mr. Lash as we were refused an opportunity to interview him despite our genuine requests.

•	Marc T. Giles is a former CEO of company that supplied software and hardware to the apparel industry. Other than serving on two other boards, we are unable to determine if and where he has been employed since he sold Gerber Scientific a year and a half ago. As with Mr. Lash, we know little else about Mr. Giles – other than that he has no relevant industry experience – as we were similarly refused an opportunity to interview him despite our genuine requests.

Why risk electing nominees with no relevant experience to guide Intevac, which already has an actively engaged experienced Board with the requisite skill set to continue to effectively guide this company forward? Our Board has been a driver of significant change, and we believe that adding Voce Capital’s nominees will undermine good governance and cripple the effectiveness of the Board.

INTEVAC’S HIGHLY QUALIFIED AND EXPERIENCED BOARD OF DIRECTORS IS

COMMITTED TO WORKING TOWARD ADVANCING THE INTERESTS OF ALL STOCKHOLDERS

Your Board is comprised of eight active and engaged directors. Each of your directors brings unique expertise, experience and skill sets to the Intevac Board. This diversity is vital to supporting Intevac’s continued growth and success in several business lines with international footprints. The variety of experiences represented on the Board includes public company leaders in the high technology equipment industry and senior executives with specific experience in each of Intevac’s core businesses: thin film deposition, digital night vision and complex manufacturing equipment for coating and processing surfaces.

Board refreshment is an area of focus for your Board. We offered to include Voce Capital’s nominees in our interview process, as we are always seeking qualified and experienced directors given our diverse and complex businesses. Our offers were repeatedly rejected out of hand unless we agreed in advance that Voce Capital’s nominees would be part of Intevac’s slate of directors. Such a commitment before even meeting these individuals would have been totally inappropriate and inconsistent with our obligation to do what we believe is best for Intevac and all of its stockholders. Therefore, the conversations consistently broke down and no progress was made toward avoiding this proxy contest – which we made every effort to do.

Voce’s categorical refusal to allow us to interview their nominees without agreeing to put them on our slate of directors is not only perplexing from a business perspective, but also raises serious questions about what is motivating their lack of transparency. These unreasonable demands have left Intevac with no alternative but to defend itself against Voce’s unnecessary battle, diverting precious resources, management time, and money away from creating value for our stockholders.

We have expanded and strengthened the Intevac Board, and today, your Board is comprised of eight directors, six of whom are independent. Two directors have been added to the Board in just the past year, for a total of four new directors in the past four years.

Most recently, in December 2013, we added Matthew Drapkin to our Board. Mr. Drapkin is a founding partner of Becker Drapkin Management L.P., an investment firm focused on the small cap market. Becker Drapkin owns approximately 4.5% of Intevac’s outstanding common stock and is one of Intevac’s largest stockholders. We are firm believers in stockholder representation on boards, and are thankful to Mr. Drapkin for agreeing to serve on our Board. He brings to the Board important experience in capital allocation practices, balance sheet optimization and corporate strategy, all with a focus on generating stockholder value. In addition, Mr. Drapkin has experience contributing to numerous boards of directors where he is a significant stockholder and providing those boards with value insights on how strategic actions would be perceived by stockholders.

As part of our ongoing Board refreshment process, we are committed to appointing two new qualified directors to your Board within the next 12 months. We are focused on identifying individuals who can help grow the business and who can bring additional military procurement, defense industry or data storage industry expertise to the Board. Intevac firmly believes that the continued service of its current Board and management team is in the best interests of all stockholders. Our directors are focused on the consistent enhancement of stockholder value. We encourage all stockholders to use the WHITE proxy card to vote FOR Intevac’s director nominees.

INTEVAC HAS THE RIGHT STRATEGIES AND THE RIGHT TEAM

TO DRIVE STOCKHOLDER VALUE

Intevac has the right strategies and right team in place to drive growth in our existing markets and to apply our core technical capabilities in attractive new markets. We are confident that our strategies have traction and that we are positioned to realize significant value for stockholders:

•	Continuing our leadership in the hard drive media market;

•	Growing our Photonics business;

•	Refining our equipment growth strategy;

•	Maintaining a strong financial foundation; and

•	Returning capital to our stockholders.

Intevac’s management team has the right vision for a successful future, and is pursuing the right opportunities for growth. In July 2013, our management team was strengthened through the addition of Wendell Blonigan as President and Chief Executive Officer. He brings over 25 years of executive management experience and extensive technology expertise that spans the solar, flat panel display and semiconductor capital equipment markets. Under Mr. Blonigan’s direction, and supported by an engaged and knowledgeable Board, Intevac is solidly positioned to continue delivering results and creating value for all stockholders.

PROTECT THE VALUE OF YOUR INVESTMENT IN INTEVAC

VOTE THE WHITE PROXY CARD TODAY

We are confident that we have the right Board, the right management team and the right strategies to continue to drive value for all stockholders. We strongly urge you to protect the value of your investment in Intevac by voting “FOR” your Board’s experienced and highly qualified director nominees on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any GOLD proxy card sent to you by Voce Capital.

On behalf of your Board, we thank you for your continued support of Intevac.

Sincerely,

/s/ Norman H. Pond	/s/ Wendell T. Blonigan
Norman H. Pond	Wendell T. Blonigan
Founder and Chairman of the Board	President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding Intevac’s strategy, momentum, pipeline, growth in its businesses, business trends and opportunities, board development and capital management initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

ABOUT INTEVAC

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity process equipment solutions. Our systems are production-proven for high-volume manufacturing of substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our high-throughput thin film process equipment enables increased conversion efficiency of silicon solar cells while also reducing manufacturing costs.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets. For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may constitute “forward looking statements,” including statements regarding trends in the hard drive media market, growth of Intevac’s Photonics business, refinements to Intevac’s equipment strategy and capital management initiatives. Stockholders should be aware that these forward looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Certain risks and uncertainties are disclosed from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise any forward looking statements.

INTEVAC, INC.

Jeff Andreson, 408-986-9888

Chief Financial Officer

Claire McAdams, 530-265-9899

Investor Relations

or

Joele Frank, Wilkinson Brimmer Katcher

Tim Lynch / Jamie Moser / Alyssa Cass, 212-355-4449